UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 23, 2012

AMERICAN FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-13653	31-1544320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 East Fourth Street, Cincinnati, OH	45202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (513) 579-2121

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 23, 2012, Joseph E. (Jeff) Consolino was appointed to the Board of Directors of American Financial Group, Inc. (the “Company”), to be effective December 1, 2012.  The Board also elected Mr. Consolino to serve as Executive Vice President and Chief Financial Officer of the Company.  Mr. Consolino’s election as Executive Vice President will become effective on or about February 16, 2013, and his election as Chief Financial Officer will become effective on or about March 4, 2013, after the Company files its Form 10-K for the year ending December 31, 2012.

In addition, Keith A. Jensen has announced that he will retire as Senior Vice President shortly after the Company files its Form 10-K for the year ending December 31, 2012.  Mr. Jensen currently serves as the Company’s principal financial officer and principal accounting officer, roles which Mr. Consolino will assume upon becoming the Company’s Chief Financial Officer.

Mr. Consolino, 45, will continue as President and Chief Financial Officer of Validus Holdings, Ltd. (“Validus”) until commencing employment with the Company.  Mr. Consolino was appointed President of Validus in November 2010 and Chief Financial Officer in March 2006. Prior to joining Validus, Mr. Consolino served as a managing director in Merrill Lynch’s investment banking division. He serves as a Director of National Interstate Corporation, a property and casualty company and 52%-owned subsidiary of the Company based in Ohio, as well as AmWINS Group, Inc., a wholesale insurance broker based in North Carolina.  Validus has announced that Mr. Consolino will join its board of directors at the end of October 2012.

The Company and Mr. Consolino entered into an Offer Letter dated October 23, 2012, attached as Exhibit 10 to this Current Report on Form 8-K and incorporated in this Current Report on Form 8-K by reference, the material terms of which are as follows:

•	Mr. Consolino’s annual salary as Executive Vice President and Chief Financial Officer will be $800,000.

•
Mr. Consolino will participate in the Company’s Annual Senior Executive Bonus Plan with an initial annual target of $1,000,000.  As with all other participants, Mr. Consolino can receive a maximum of 150% of target, with awards based 50% on the Company’s earnings per share performance and 50% on individual performance as determined by the Company’s Co-Chief Executive Officers.

•	Mr. Consolino will be eligible for Company stock option and restricted stock awards with an initial annual target value of $750,000.

•
Mr. Consolino will participate in the 2011 Equity Bonus Plan with an initial annual target of $1,500,000 payable in Company common stock.  Awards are based solely the Company’s book value per share performance relative to a peer group.

•	Mr. Consolino will receive up to 113,453 shares of Company common stock, vesting ratably over three years, to compensate Mr. Consolino for any forfeited Validus equity awards.

•
Mr. Consolino will be eligible to participate in the Company’s benefit programs available to all employees including retirement plans and medical benefit plans.  Mr. Consolino will also participate in benefit programs available to senior executives including the executive insurance program and deferred compensation plan.

•
The Company will provide Mr. Consolino with a relocation package in connection with his move to Cincinnati, Ohio where the Company’s headquarters are located.  Mr. Consolino’s relocation package includes reimbursement of reasonable relocation expenses, payment of closing costs and additional expenses related to the sale of his existing home, reimbursement of temporary housing and commute costs and reimbursement for taxes payable on his relocation benefits.

Mr. Consolino will also enter into the Company’s standard indemnification agreement in the form executed between the Company and its other officers and directors.

There is no arrangement or understanding between Mr. Consolino and any other person pursuant to which Mr. Consolino was elected as a director of the Company. Validus Reinsurance, Ltd., a subsidiary of Validus, participates on various reinsurance agreements and treaties of the Company and National Interstate.  In 2011 and the first nine months of 2012, premiums ceded by the Company to Validus Reinsurance, Ltd. totaled approximately $1.4 million and $1.1 million, respectively, and premiums ceded by National Interstate to Validus Reinsurance, Ltd. totaled approximately $0.9 and $0.7 million, respectively.  In 2011 and the first nine months of 2012, ceding commissions from Validus Reinsurance, Ltd. to National Interstate were approximately $0.3 million and $0.2 million, respectively.  These reinsurance arrangements were negotiated at arms-length through independent reinsurance brokers as part of the Company’s and National Interstate’s customary reinsurance evaluation and placement process.

A copy of the press release announcing Mr. Consolino’s election and Mr. Jensen’s retirement is attached as Exhibit 99.

Item 9.01  Financial Statements and Exhibits

(d)	Exhibits.
	10	Offer Letter dated October 23, 2012
	99	Press release dated October 25, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN FINANCIAL GROUP, INC.

Date: October 26, 2012	By:	/s/Karl J. Grafe
Karl J. Grafe
Vice President